================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.20549
                           ----------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                       COMTECH TELECOMMUNICATIONS CORP.
            (Exact name of Registrant as specified in its charter)
                          ----------------------------

         DELAWARE                                               11-2139466
(State or other jurisdiction                                 (I.R.S. Employer
      of  incorporation)                                  Identification Number)

                                105 BAYLIS ROAD
                            MELVILLE, NEW YORK 11747
                                 (631) 777-8900
                          ----------------------------

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  FRED KORNBERG
         CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                        COMTECH TELECOMMUNICATIONS CORP.
                                 105 BAYLIS ROAD
                            MELVILLE, NEW YORK 11747
                            TELEPHONE: (631) 777-8900
                               FAX: (631) 777-8877

               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ----------------------------

                          Copies of communications to:

                             ROBERT A. CANTONE, ESQ.
                               PROSKAUER ROSE LLP
                                  1585 BROADWAY
                            NEW YORK, NEW YORK 10036
                            TELEPHONE: (212) 969-3000
                               FAX: (212) 969-2900
                          ----------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest or interest investment plans, please check the following box. [_]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         -------------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================
TITLE OF EACH                       PROPOSED        PROPOSED
  CLASS OF                           MAXIMUM         MAXIMUM          AMOUNT OF
SECURITY TO BE    AMOUNT TO BE    OFFERING PRICE    AGGREGATE       REGISTRATION
  REGISTERED      REGISTERED        PER SHARE     OFFERING PRICE        FEE

--------------------------------------------------------------------------------
Common Stock,     2,100,000(1)(2)   $ 19.23 (3)   $40,383,000(3)     $ 3,267(3)
par value
$.10 per share

================================================================================
(1) Includes preferred stock purchase rights attached to each share of common stock pursuant to the Rights Agreement, dated as of December 15, 1998, between the Registrant and American Stock Transfer and Trust Company, which, prior to the occurrence of certain events will not be evidenced separately from the Common Stock.

(2) All of the shares of common stock offered hereby are being sold for the account of selling stockholders.

(3) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, and based upon the average of the reported high and low prices per share of the common stock as reported by the Nasdaq National Market on July 24, 2003.

SUBJECT TO COMPLETION, DATED JULY 24, 2003

PROSPECTUS

                                2,100,000 SHARES



                     [LOGO OF COMTECH TELECOMMUNICATIONS CORP.]



                                  COMMON STOCK
                            ------------------------

      This prospectus covers 2,100,000 shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock. We will bear the costs relating to the registration of the shares of common stock, which we estimate will be approximately $65,000.

      The selling stockholders may offer their shares through public or private transactions on or off the Nasdaq National Market at prevailing market prices or at privately negotiated prices. The selling stockholders may make sales directly to purchasers or through brokers, agents, dealers or underwriters. The selling stockholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares.

      Our common stock is traded on the Nasdaq National Market under the symbol CMTL. On July 24, 2003, the closing sale price of our common stock was $19.04 per share.


                            ------------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------



      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------


                     The date of this prospectus is        2003


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            PAGE

THE COMPANY...................................................................1
THE OFFERING..................................................................2
RISK FACTORS..................................................................3
FORWARD-LOOKING STATEMENTS...................................................10
USE OF PROCEEDS..............................................................10
SELLING STOCKHOLDERS.........................................................11
PLAN OF DISTRIBUTION.........................................................12
LEGAL MATTERS................................................................13
EXPERTS......................................................................13
WHERE YOU CAN FIND MORE INFORMATION..........................................14


              ----------------------------------------------------

      You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate as of the date of this prospectus, but the information may have changed since that date.

      Unless the context otherwise indicates, the terms "Comtech," "we" and "our company" mean Comtech Telecommunications Corp. and Comtech's subsidiaries. All share and per share information has been adjusted to reflect the 3-for-2 stock split that occurred on July 14, 2003.

                                  THE COMPANY

      We design, develop, produce and market innovative products, systems and services for advanced communications solutions addressing commercial and government markets. We offer niche product lines where we believe we have technological, engineering, systems design or other expertise that differentiate our product offerings.

      We conduct our business through three complementary business segments: telecommunications transmission, mobile data communications services and RF microwave amplifiers:

      Our TELECOMMUNICATIONS TRANSMISSION segment, which is our largest business segment, provides sophisticated products and systems for satellite, over-the-horizon microwave and line-of-sight microwave telecommunication systems. Our telecommunications transmission products are used in a wide variety of commercial and defense applications including the transmission of voice, video and data over the Internet (such as voice over Internet Protocol and broadband video), long distance telephone, broadcast and cable television and highly secure applications relating to military intelligence. We believe we are a leading provider, based on market share and product performance, of over-the-horizon microwave systems, satellite earth station modems and integrated circuits incorporating Turbo Product Code forward error correction technology.

      Our MOBILE DATA COMMUNICATIONS SERVICES segment provides satellite-based mobile tracking and messaging services and mobile satellite transceivers primarily for defense applications, including logistics, support and battlefield command and control. We are currently the sole provider of the U.S. Army logistics command's Movement Tracking System and have recently begun providing our mobile satellite transceivers for integration into a U.S. Army command and control system. We are currently exploring commercial transportation market applications for our satellite-based mobile system and transceivers.

      Our RF MICROWAVE AMPLIFIER segment designs, manufactures and markets solid-state high power, broadband RF microwave amplifier products. Our RF microwave amplifier products are used in a wide variety of applications including defense (such as communications, radar, jamming and identification friend or foe systems), medical equipment (such as oncology treatment systems), satellite communications (including air-to-satellite-to-ground communications) and instrumentation (such as those used by manufacturers to test electronic systems for electromagnetic compatibility). We believe we are one of the largest independent suppliers of solid-state high power, broadband RF microwave amplifiers.

             ----------------------------------------------------

      Our principal executive offices are located at 105 Baylis Road, Melville, New York 11747. The headquarters' telephone number is (631) 777-8900. Our website can be accessed at www.comtechtel.com. The information contained in our website does not constitute part of this prospectus. We are incorporated in the state of Delaware.

                                  THE OFFERING

Common stock offered by the selling stockholders...  2,100,000 shares

Offering Price.....................................  All or part of the shares offered hereby
                                                     may be sold from time
                                                     to time by the selling
                                                     stockholders.

Risk Factors.......................................  For a discussion of certain risks you
                                                     should consider before
                                                     investing in the
                                                     shares, see "Risk
                                                     Factors" beginning on
                                                     page 3.

Nasdaq National Market symbol......................  CMTL

                                    RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. THESE RISKS COULD HAVE A MATERIAL AND ADVERSE IMPACT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. IF THAT WERE TO HAPPEN, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. OUR BUSINESS OPERATIONS COULD ALSO BE IMPAIRED BY ADDITIONAL RISKS AND UNCERTAINTIES THAT ARE NOT PRESENTLY KNOWN TO US, OR THAT WE CURRENTLY CONSIDER IMMATERIAL.

                          RISKS RELATED TO OUR BUSINESS

DUE TO MANY FACTORS, INCLUDING THE AMOUNT OF BUSINESS REPRESENTED BY LARGE CONTRACTS, OUR OPERATING RESULTS ARE DIFFICULT TO FORECAST AND MAY BE VOLATILE.

      We have experienced, and will experience in the future, significant fluctuations in sales and operating results from quarter to quarter. One reason for this is that a significant portion of our business - primarily the over-the-horizon microwave systems of our telecommunications transmission business segment, a portion of our RF microwave amplifier business segment and the majority of our mobile data communications services segment - is derived from a limited number of relatively large customer contracts, the timing of which cannot be predicted. While we generally recognize revenue on contracts when the products are shipped, revenue is recognized on the percentage-of-completion method when the performance of a contract will extend beyond a 12 month period. Our net sales and operating results also may vary significantly from period to period because of the following factors: product mix sold; fluctuating market demand; price competition; new product introductions by our competitors; fluctuations in foreign currency exchange rates; unexpected changes in delivery of components or subsystems; political instability; regulatory developments; and general economic conditions. Accordingly, you should not rely on period-to-period comparisons as indications of our future performance because these comparisons may not be meaningful.

OUR BUSINESS, RESULTS OF OPERATIONS, LIQUIDITY AND FINANCIAL POSITION DEPEND ON OUR ABILITY TO MAINTAIN OUR LEVEL OF GOVERNMENT BUSINESS.

      The recent slowdown in our commercial business, particularly in the telecommunications and aviation sectors, has increased our dependence on U.S. government business. Our sales to the U.S. government (including sales to prime contractors to the U.S. government) accounted for approximately 44.9% of our total net sales for the nine months ended April 30, 2003 and 33.8%, 23.1% and 8.8% of our total net sales for the fiscal years ended 2002, 2001 and 2000, respectively. We expect such business to represent a significant portion of our revenues for the foreseeable future. U.S. government business exposes us to various risks, including:

      o  unexpected contract or project terminations or suspensions;
      o  unpredictable order placements, reductions or cancellations;
      o reductions in government funds available for our projects due to government policy changes, budget cuts and other spending priorities;
      o  penalties arising from post-award contract audits;
      o  cost audits in which the value of our contracts may be reduced;
      o higher-than-expected final costs, particularly relating to software and hardware development, for work performed under contracts where we commit to specified deliveries for a fixed price; and
      o unpredictable cash collections of unbilled receivables that may be subject to acceptance of contract deliverables by the customer and contract close-out procedures, including government approval of final indirect rates.

      All of our U.S. government contracts can be terminated by the U.S. government for its convenience. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on work completed prior to termination. In addition to the right of the U.S. government to terminate, U.S. government contracts are conditioned upon the continuing approval by Congress of the necessary spending. Congress usually appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. Consequently, at the beginning of a major program, the contract is usually not fully funded, and additional monies are normally committed to the contract only if, as and when appropriations are made by Congress for future fiscal years.

      The U.S. government may review our costs and performance on their contracts, as well as our accounting and general business practices. Based on the results of such audits, the U.S. government may adjust our contract-related costs and fees, including certain financing costs, goodwill, portions of research and development costs, and certain marketing expenses, which may not be reimbursable under U.S. government contracts.

      We obtain U.S. government contracts through a competitive bidding process. We cannot assure you that we will continue to win competitively awarded contracts or that awarded contracts will generate sufficient net sales to result in profitability.

ALL OF OUR BUSINESSES ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE; WE MUST KEEP PACE WITH CHANGES TO COMPETE SUCCESSFULLY.

      We are engaged in businesses characterized by rapid technological change, evolving industry standards, frequent new product announcements and enhancements, and changing customer demands. The introduction of products and services embodying new technologies and the emergence of new industry standards could render our products and services obsolete or non-competitive. The technology used in our products and services evolves rapidly, and our business position depends, in large part, on the continuous refinement of our scientific and engineering expertise and the development, either through internal research and development or acquisitions, of new or enhanced products and technologies. We may not have the economic or technological resources to be successful in such efforts and we may not be able to identify and respond to technological improvements made by our competitors in a timely or cost-effective fashion. A significant technological breakthrough by others, including smaller competitors or new firms, could have a material adverse impact on our business, results of operations and financial condition.

OUR DEPENDENCE ON INTERNATIONAL SALES MAY ADVERSELY AFFECT US.

      Sales for use by international customers (including sales to prime contractors' international customers) represented approximately 38.3% of our total net sales for the nine months ended April 30, 2003 and 41.2%, 46.2% and 71.4% of our total net sales for the fiscal years ended July 31, 2002, 2001 and 2000, respectively. Approximately 56.0% of our backlog at April 30, 2003 consisted of orders for use by foreign customers. We expect that international sales will continue to be a substantial portion of our total sales.

      These sales expose us to certain risks, including barriers to trade, fluctuations in foreign currency exchange rates (which may make our products less price competitive), political and economic instability, exposure to public health epidemics (such as Severe Acute Respiratory Syndrome ("SARS")), availability of suitable export financing, tariff regulations, and other U.S. and foreign regulations that may apply to the export of our products and the generally greater difficulties of doing business abroad. We attempt to reduce the economic risk of doing business in foreign countries by seeking subcontracts with large systems suppliers, contracts denominated in U.S. dollars, advance or milestone payments and irrevocable letters of credit in our favor. However, we may not be able to reduce the economic risk of doing business in foreign countries, in all instances.

      Foreign defense contracts generally contain provisions relating to termination at the convenience of the government. In addition, certain of our products and systems may require licenses from U.S. government agencies for export from the United States, and some of our products may not be permitted to be exported. We cannot be sure of our ability to gain any licenses that may be required to export our products, and failure to receive required licenses could materially reduce our ability to sell our products outside the United States.

A SLOWING ECONOMY AND CONTINUED REDUCTION IN TELECOMMUNICATIONS EQUIPMENT AND SYSTEMS SPENDING MAY NEGATIVELY AFFECT OUR REVENUES AND PROFITABILITY.

      Since the second half of fiscal 2001, our revenues from commercial customers have been negatively affected by the increasingly uncertain economic environment both in the overall market, and more specifically in the telecommunications and aviations sectors. If the economy continues to slow, some of our customers may further reduce their budgets for spending on telecommunications equipment and systems. As a consequence, our current customers and other prospective customers may postpone, reduce or even forego the purchase of our products and systems, which could adversely affect our revenues and profitability.

OUR MOBILE DATA COMMUNICATIONS SERVICES BUSINESS IS SUBJECT TO RISK.

      Although fiscal 2003 sales and earnings will increase significantly over prior years, our mobile data communications services business has a relatively limited operating history compared to our other business segments. It is subject to all of the risks inherent in the operation of a new business enterprise. In addition to the other risk factors described in this section, the risk factors applicable to our mobile data communications services business include the following:

      o Although the U.S. Army contract obligates us to provide satellite services and hardware, including mobile satellite transceivers and computers, over an eight year period as and when ordered by the U.S. Army and at the prices and other terms set forth in the contract, the U.S. Army is not obligated to purchase any terminals or services under this contract and may terminate this contract. Sales under the U.S. Army contract could be subject to unpredictable funding and deployment decisions. Through April 30, 2003, we have received orders aggregating $64.5 million under this contract.

      o Certain components that we need have purchasing lead time of four monthsor longer, and the U.S. Army contract requires us to provide mobile terminals within 90 days after we receive an order.

      o Our success in commercial markets will depend on, among other things, our ability to access the best distribution channels, the development or licensing of applications which create value for the customer and our ability to attract and retain qualified personnel. Delays in delivering terminals could also adversely affect our ability to obtain and retain commercial customers.

      o In general, as we seek to grow our mobile data communications services business, we anticipate that we will need to maintain a substantial inventory in order to provide terminals to our customers on a timely basis. If forecasted orders are not received, we might be left with large inventories of slow moving or unusable parts or terminals. This could result in an adverse effect on our business, results of operations and financial condition.

      o We lease the satellite capacity necessary to operate our system from third party satellite networks. We currently have a long-term lease that expires on June 30, 2005 with a satellite network operator, Mobile Satellite Ventures, for satellite coverage in North America, Central America and the northern rim of South America. We have leases with other vendors for satellite coverage in other parts of the world as required by the U.S. Army contract. We cannot assure you that we will be able to obtain sufficient satellite capacity or geographical coverage from any vendor to operate our mobile data communications services system on acceptable terms or on a timely basis.

      o There are several existing competitors in the mobile data communications services market that have established systems with sizable customer bases and much greater financial resources than us. The largest of these competitors is Qualcomm, Inc. Existing competitors, including terrestrial service providers, are also aggressively pricing their products and services and may continue to do so in the future. Competitors continue to offer new value added products and services, which we may be unable to match on a timely or cost effective basis. Increased competition may impact margins throughout the industry. We anticipate that new competitors will enter the mobile data communications services market in the future. This could impact our entry into the commercial market in a significant way.

      o All satellite communications are subject to the risk that a satellite or ground station failure or a natural disaster may interrupt service. Interruptions in service could have a material adverse impact on our business, results of operations and financial condition. At present, one of our satellite providers, is operating without a full in-orbit back-up capability in the event of a failure of one of its two satellites in operation. Should we be obliged to restore service on another system in the event of a satellite failure, our costs would increase and could have an adverse effect on our business, results of operation, liquidity and financial position.

OUR BACKLOG IS SUBJECT TO CUSTOMER CANCELLATION OR MODIFICATION.

      We currently have a backlog of orders, mostly under contracts that the customer may modify or terminate. We cannot assure you that our backlog will result in net sales.

OUR DEPENDENCE ON COMPONENT AVAILABILITY, SUBCONTRACTOR AVAILABILITY AND PERFORMANCE AND KEY SUPPLIERS MAY ADVERSELY AFFECT US.

      We do not generally maintain a substantial inventory of components and subsystems. We obtain certain components and subsystems from a single source or a limited number of sources, but believe that most components and subsystems are available from alternative suppliers and subcontractors. A significant interruption in the delivery of such items, however, could have a material adverse impact on our business, results of operations and financial condition.

OUR FIXED PRICE CONTRACTS SUBJECT US TO RISK.

      Almost all of our products and services are sold under fixed price contracts. This means that we bear the risk of unanticipated technological, manufacturing, supply or other problems, price increases or increases in the cost of performance.

ADVERSE REGULATORY CHANGES COULD IMPAIR OUR ABILITY TO SELL PRODUCTS.

      Our products are incorporated into wireless communications systems that must comply with various government regulations, including those of the Federal Communications Commission. Regulatory changes, including changes in the allocation and availability of frequency spectrum, and in the military standards and specifications that define the current satellite networking environment, could materially harm our business by (1) restricting development efforts by us and our customers, (2) making our current products less attractive or obsolete, or (3) increasing the opportunity for additional competition.

      Changes in, or our failure to comply with, applicable regulations could materially harm our business. In addition, the increasing demand for wireless communications has exerted pressure on regulatory bodies world wide to adopt new standards and reassign bandwidth for these products and services. The reduced number of available frequencies for other products and services and the time delays inherent in the government approval process of new products and services have caused and may continue to cause our customers to cancel, postpone or reschedule their installation of communications systems including their satellite, over-the-horizon-microwave, or terrestrial line-of-sight-microwave communication systems. This, in turn, could have a material adverse effect on our sales of products to our customers.

WE FACE RISKS FROM THE UNCERTAINTY OF PREVAILING ECONOMIC AND POLITICAL CONDITIONS.

      Current global political and economic conditions are uncertain. As a result, it is difficult to estimate the level of expansion, if any, for the global or U.S. economies generally or the markets in which we participate. Because our budgeting and forecasting process relies on estimates of growth in the markets we serve, the current economic environment renders estimates of future income and expenses even more difficult than usual to formulate. The future direction of the domestic and global economies and political environment could have a material adverse impact on our business, results of operations and financial condition.

ACQUISITIONS AND STRATEGIC INVESTMENTS MAY DIVERT OUR RESOURCES AND MANAGEMENT ATTENTION; RESULTS MAY FALL SHORT OF EXPECTATIONS.

      We intend to continue pursuing selected acquisitions of and investments in businesses, technologies and product lines as a key component of our growth strategy. Any future acquisition or investment may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses or in process research and development charges related to intangible assets. Acquisitions involve numerous risks, including:

      o difficulties in the integration and assimilation of the operations, technologies, products and personnel of an acquired business;

      o  diversion of management's attention from our other business concerns;
         and
      o  potential loss of key employees or customers of any acquired business.

THE LOSS OF KEY TECHNICAL OR MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

      Our success depends on the continued contributions of key management personnel, including the key corporate and operating unit management at each of our subsidiaries. Many of our key personnel, particularly the key engineers of our subsidiaries, would be difficult to replace, and are not subject to employment or noncompetition agreements. Our growth and future success will depend in large part upon our ability to attract and retain highly qualified engineering, sales and marketing personnel. Competition for such personnel from other companies, academic institutions, government entities and other organizations is intense. Although we believe that we have been successful to date in recruiting and keeping key personnel, we may not be successful in attracting and retaining the personnel we will need to continue to grow and operate profitably. Also, the management skills that have been appropriate for us in the past may not continue to be appropriate if we continue to grow and diversify.

OUR MARKETS ARE HIGHLY COMPETITIVE.

      The markets for our products are highly competitive. We cannot assure you that we will be able to successfully compete or that our competitors will not develop new technologies and products that are more commercially effective than our own. We expect the Department of Defense's increased use of commercial off-the-shelf products and components in military equipment will encourage new competitors to enter the market. Also, although the implementation of advanced telecommunications services is in its early stages in many developing countries, we believe competition may intensify as businesses and foreign governments realize the market potential of telecommunications services. Many of our competitors have financial, technical, marketing, sales and distribution resources greater than ours.

PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED; WE ARE SUBJECT TO THE RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT.

      Our businesses rely in large part upon our proprietary scientific and engineering "know-how" and production techniques. Historically, patents have not been an important part of our protection of our intellectual property rights. We rely primarily upon the laws of unfair competition, restrictions in licensing agreements and confidentiality agreements to protect our intellectual property. We limit access to, and distribution of, our proprietary information. These efforts allow us to rely upon the knowledge and experience of our management and technical personnel to market our existing products and to develop new products. The departure of any of our key management and technical personnel, the breach of their confidentiality and non-disclosure obligations to us or the failure to achieve our intellectual property objectives may have a material adverse impact on our business, results of operations and financial condition.

      Our ability to compete successfully and achieve future revenue growth will depend, in part, on our ability to protect our proprietary technology and operate without infringing upon the rights of others. We may fail to do so. In addition, the laws of certain countries in which our products are or may be sold may not protect our products and intellectual property rights to the same extent as the laws of the United States.

      We believe that we own or have licensed all intellectual property rights necessary for the operation of our businesses as currently contemplated. If the technology we use is found to infringe on protected technology, we could be required to change our business practices, license the protected technology, and/or pay damages or other compensation to the infringed party. If we are unable to license protected technology used in our business or if we were required to change our business practices, we could be prohibited from making and selling our products or providing certain telecommunications services.

OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL REGULATION.

      We are subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products, particularly in the fabrication of fiberglass antennas by our Comtech Antenna Systems, Inc. subsidiary. We believe that we are currently in compliance, in all material respects, with such regulations and that we have obtained all necessary environmental permits to conduct our business. Nevertheless, the failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of our manufacturing processes or cessation of operations that could have a material adverse impact on our business, results of operations and financial condition.

RECENTLY ENACTED AND PROPOSED CHANGES IN SECURITIES LAWS AND REGULATIONS ARE LIKELY TO INCREASE OUR COSTS.

      The Sarbanes-Oxley Act of 2002 that became law in July 2002 requires changes in some of our corporate governance, public disclosure and compliance practices. The Act also requires the Securities and Exchange Commission to promulgate new rules on a variety of subjects. In addition to final rules and rule proposals already made, the Nasdaq National Market has proposed revisions to its requirements for companies, such as us, that are listed on the Nasdaq National Market. We expect these developments to increase our legal and financial compliance costs. We expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we could incur as a result.

TERRORIST ATTACKS AND THREATS, AND GOVERNMENT RESPONSES THERETO, AND THREATS OF WAR ELSEWHERE MAY NEGATIVELY IMPACT ALL ASPECTS OF OUR OPERATIONS, REVENUES, COSTS AND STOCK PRICE.

      The terrorist attacks in the United States and against United States' interests overseas, the U.S. government's response thereto, and threats of war may negatively affect our business, financial condition and results of operations. Any escalation in these events or similar or future events may disrupt our operations or those of our customers and may affect the availability of materials needed to manufacture our products or the means to transport those materials to manufacturing facilities and finished products to customers. In addition, these events have had and could continue to have an adverse impact on the U.S. and world economy in general.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE IS VOLATILE.

      The stock market in general, and the stock prices of technology-based companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate significantly in the future as well. Factors that may have a significant impact on the market price of our stock include:

      o  future announcements concerning us or our competitors;
      o receipt or non-receipt of substantial orders for products and services;
      o  results of technological innovations;
      o  new commercial products;
      o  changes in recommendations of securities analysts;
      o  government regulations;
      o  proprietary rights or product or patent litigation;
      o changes in economic conditions generally, particularly in the telecommunications sector;
      o changes in market conditions generally, particularly in the market for small cap stocks; and
      o  limited public float.

      Shortfalls in our sales or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of our common stock.

WE HAVE NEVER DECLARED OR PAID CASH DIVIDENDS.

      We have never declared or paid a cash dividend and do not intend to declare any cash dividends on our common stock in the foreseeable future.

PROVISIONS IN OUR CORPORATE DOCUMENTS, STOCKHOLDER RIGHTS PLAN, AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE IN CONTROL OF COMTECH.

      We have taken a number of actions that could have the effect of discouraging, delaying or preventing a merger or acquisition involving Comtech that our stockholders may consider favorable. For example, we have adopted a stockholder rights plan that could cause substantial dilution to a stockholder, and substantially increase the cost paid by a stockholder, who attempts to acquire us on terms not approved by our board of directors. This could prevent us from being acquired. In addition, our certificate of incorporation grants the board of directors the authority to fix the rights, preferences and privileges of and issue up to 2,000,000 shares of preferred stock without stockholder action. Although we have no present intention to issue shares of preferred stock, such an issuance of any class or series of our preferred stock could have rights which would adversely affect the voting power of the common stock or which could delay, defer, or prevent a change in control of Comtech. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this statute provides that except in certain limited circumstances a corporation shall not engage in any "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, for purposes of Section 203 of the Delaware General Corporation Law, an "interested stockholder" is a person who, together with affiliates, owns, or within three years did own, 15% or more of the corporation's voting stock. This provision could have the effect of delaying or preventing a change in control of Comtech.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains "forward-looking statements" including statements concerning the future of our industry, product development, business strategy, continued acceptance of our products, market growth, and dependence on significant customers. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted above and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                     USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

      All of the 2,100,000 shares offered hereby were acquired by the selling stockholders from us in a private placement completed on July 16, 2003. The initial holders, or their pledgees, donees, distributes, transferees or other successors-in-interest (including, for example, partners in a partnership receiving a distribution of the shares), who are collectively referred to in this prospectus as the selling stockholders, may from time to time offer and sell any and all of the shares of common stock offered under this prospectus.

      The following table sets forth, for each selling stockholder, the amount of Comtech common stock owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be owned after completion of this offering (assuming the sale of all shares offered under this prospectus). None of the selling stockholders has had any position, office or other relationship material to Comtech or any of its affiliates within the past three years.

                                                          NUMBER       PERCENT
                                            NUMBER         OF            OF
                               NUMBER OF   OF SHARES      SHARES       OWNERSHIP
                                 SHARES     OFFERED     OWNED AFTER     AFTER
        NAME                     OWNED      HEREBY       OFFERING      OFFERING
        ----                     -----      ------       --------      --------

Amaranth L.L.C                  150,000     150,000             -            -

Ardsley Offshore Fund, Ltd.     125,000     125,000             -            -

Ardsley Partners
Institutional Fund, L.P.         60,000      60,000             -            -

Ardsley Partners Fund II, L.P.  115,000     115,000             -            -

BayStar Capital II, LP          150,000     150,000             -            -

Colonial Fund LLC                75,000      75,000             -            -

Core Technology Fund Inc.        16,100       3,800        12,300            *

Executive Technology LP          10,300       1,000         9,300            *

Gracie Capital, LP              150,000     150,000             -            -

Mainfield Enterprises Inc.      300,000     300,000             -            -

Matrix Technology Group N.V       8,250       2,100         6,150            *

PCM Partners International
Ltd.                             29,300       8,400        20,900            *

PCM Partners L.P. II            379,100     104,100       275,000          2.0%

S.A.C. Capital Associates,
LLC                             300,000     300,000             -            -

SF Capital Partners Ltd.        375,000     375,000             -            -

SG Partners L.P.                174,175      26,800       147,375          1.1%

Sci-Tech Investment
Partners L.P.                    34,200       4,800        29,400            *

UT Technology Partners I,
L.P.                             82,500      82,500             -            -

Walt Disney Company
Retirement Plan                  97,400      25,100        72,300            *

Yale University New Leaf         41,400      41,400             -            -

---------
* Less than 1%.

                                PLAN OF DISTRIBUTION

      The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o  privately negotiated transactions;

      o  short sales;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o  a combination of any such methods of sale; and

      o  any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our shares of common stock and may sell or deliver shares in connection with these trades.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

      The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Proskauer Rose LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2002 and 2001, and for each of the years in the three-year period ended July 31, 2002, are included in Comtech's Annual Report on Form 10-K for the year ended July 31, 2002 in reliance upon the report of KPMG LLP, independent accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at 233 Broadway, New York, New York 10279 and 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. You can also obtain copies of these materials from the public reference section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission (http://www.sec.gov).

      We have filed a registration statement on Form S-3 and related exhibits with the Securities and Exchange Commission under the Securities Act. The registration statement contains additional information about us and our common stock. You may inspect the registration statement and exhibits without charge at the office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Securities and Exchange Commission at prescribed rates.

      The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

      o our Annual Report on Form 10-K for the fiscal year ended July 31, 2002, filed on October 16, 2002, as amended on our Amendments to Annual Report on Form 10-K/A for the fiscal year ended July 31, 2002, filed on April 4, 2003 and July 25, 2003;

      o our Quarterly Reports on Form 10-Q for periods ended October 31, 2002, filed on December 10, 2002, January 31, 2003, filed on March 12, 2003, and April 30, 2003, filed on June 5, 2003;

      o  our Definitive Proxy Statement dated November 1, 2002;

      o our registration of our common stock pursuant to Section 12(g) of the Exchange Act, on Form 8-A filed on November 25, 1974; and

      o all documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the offering of the common stock offered hereby is completed.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                Comtech Telecommunications Corp.
                105 Baylis Road
                Melville, New York 11747
                Telephone:  (631) 777-8900
                Attention: Ms. Gail Segui

==============================================================================



                   [LOGO OF COMTECH TELECOMMUNICATIONS CORP.]



                                    2,100,000


                                  COMMON STOCK



                                  ------------
                                   PROSPECTUS
                                  ------------













                                     , 2003

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses in connection with the issuance and distribution of the sale of the common stock being registered under the prospectus are as follows (all amounts other than Securities and Exchange Commission, NASD, and Nasdaq National Market fees are estimated).

        Securities and Exchange Commission
          registration fee ........................................   $   3,267
        NASD registration fee .....................................       4,060
        Nasdaq National Market additional listing fee .............      21,000
        Blue Sky fees and expenses ................................       2,000
        Transfer agent's fees and expenses ........................       2,000
        Printing and engraving costs ..............................           0
        Accounting fees and expenses ..............................      15,000
        Legal fees and expenses (other than Blue Sky
        fees and expenses).........................................      15,000
        Miscellaneous .............................................       2,673
                                                                      ----------
              Total ...............................................   $  65,000
                                                                      ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      As permitted under Delaware law, our Certificate of Incorporation contains a provision that eliminates the personal liability of the directors to us and our stockholders for monetary damages for breaches of fiduciary duties as directors, except that such provision does not apply to any breach that involves

      o  a breach of a director's duty of loyalty to our company,

      o any acts or omission not in good faith or which involves intentional misconduct or a knowing violation of law,

      o a transaction from which the director derives an improper personal benefit, or

      o the payment of dividends or the approval of stock repurchases or redemptions that are unlawful under the Delaware General Corporation Law.

      Our By-laws provide that we shall indemnify (a) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of the fact that he is or was one or our directors, officers or employees, or is or was serving at our request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by us or in our name to procure a judgment in its favor by reason of the fact that he is or was one or our directors, officers or employees, or is or was serving at our request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT                                                     INCORPORATED BY
NUMBER   DESCRIPTION OF EXHIBIT                             REFERENCE TO EXHIBIT
------   ----------------------                             --------------------

  4(a)   Common Stock Purchase Agreement dated as of
         July 15, 2003, by and among the Registrant and each of the purchasers named therein

  4(b)   Rights Agreement dated as of December              Exhibit 4(1) to the
         15, 1998 between the Registrant and                Registrant's Form
         American Stock Transfer and Trust                  8-A/A dated
         Company, as Rights Agent                           December 23, 1998

  5      Legal Opinion of Proskauer Rose LLP

 23(a)   Consent of KPMG LLP

 23(b)   Consent of Proskauer Rose LLP
         (contained in Exhibit 5 to this
         registration statement)

  24     Power of Attorney (contained in the
         signature pages to this registration
         statement)


ITEM 17.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 of Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville and State of New York, on the 25th day of July, 2003.

                              COMTECH TELECOMMUNICATIONS CORP.



                              By /s/ Fred Kornberg
                                 ------------------------------
                                    Fred Kornberg
                                    Chairman of the Board,
                                    Chief Executive Officer

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names. Each person whose signature appears below hereby authorizes Fred Kornberg and Robert
G. Rouse, and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the registrant deems appropriate, and appoints Fred Kornberg and Robert G. Rouse, and each of them, with full power of substitution, attorneys-in-fact to sign any amendment and any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith.

       SIGNATURE                  CAPACITY                         DATE
----------------------     -----------------------------    --------------------

/s/ Fred Kornberg
----------------------     Chairman of the Board,              July 25, 2003
    Fred Kornberg          Chief Executive
                           Officer and President
                           (Principal Executive
                           Officer)

/s/ Robert G. Rouse
----------------------     Senior Vice President               July 25, 2003
    Robert G. Rouse        and Chief Financial
                           Officer
                           (Principal Financial
                           and Accounting Officer)

/s/ George Bugliarello
----------------------      Director                           July 25, 2003
    George Bugliarello

/s/ Richard L. Goldberg
----------------------      Director                           July 25, 2003
    Richard L. Goldberg

/s/ Edwin Kantor
----------------------      Director                           July 25, 2003
    Edwin Kantor

/s/ Ira Kaplan
----------------------      Director                           July 25, 2003
    Ira Kaplan

/s/ Gerard R. Nocita
----------------------      Director                           July 25, 2003
    Gerard R. Nocita

                                                                    EXHIBIT 4(a)



                        COMTECH TELECOMMUNICATIONS CORP.
                         COMMON STOCK PURCHASE AGREEMENT


      This Common Stock Purchase Agreement (this "AGREEMENT") is made and entered into as of July 15, 2003, by and among Comtech Telecommunications, Corp., a Delaware corporation (the "COMPANY"), and each of the purchasers listed on EXHIBIT A attached hereto (collectively, the "PURCHASERS" and individually, a "PURCHASER").

                                    RECITALS

      WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of Common Stock, par value $0.10 per share, of the Company (the "COMMON STOCK") on the terms and conditions set forth in this Agreement; and

      WHEREAS, the Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("REGULATION D"), as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "SECURITIES ACT").

      NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.  AGREEMENT TO PURCHASE AND SELL STOCK.

          (a) AUTHORIZATION. The Company's Board of Directors has authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 2,100,000 shares of Common Stock (the "PURCHASED Shares").

          (b) AGREEMENT TO PURCHASE AND SELL SECURITIES. Subject to the terms and conditions of this Agreement, each Purchaser severally agrees to purchase, and the Company agrees to sell and issue to each Purchaser, at the Closing (as defined below), that number of Purchased Shares set forth opposite such Purchaser's name on EXHIBIT A attached hereto. The purchase price of each Purchased Share (the "PER SHARE PRICE") shall be $ 19.33.

          (c) USE OF PROCEEDS. The Company intends to apply the net proceeds from the sale of the Purchased Shares for the pre-payment of long-term debt and for other corporate purposes.

          (d) OBLIGATIONS SEVERAL NOT JOINT. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

      2. CLOSING. The purchase and sale of the Purchased Shares shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, at 10:00 a.m. E.T., on July 16, 2003, or at such other time and place as the

Company and Purchasers mutually agree upon (which time and place are referred to in this Agreement as the "CLOSING"). At the Closing, the Company shall authorize its transfer agent to issue to each Purchaser, against delivery of payment for the Purchased Shares by wire transfer of immediate available funds in accordance with the Company's instructions, one or more stock certificates (the "CERTIFICATES") registered in the name of each Purchaser (or in such nominee name(s) as designated by such Purchaser in the Stock Certificate Questionnaire attached hereto as Appendix I), representing the number of shares set forth opposite the appropriate Purchaser's name on EXHIBIT A hereto, and bearing the legend set forth in Section 4(j) herein. Closing documents may be delivered by facsimile with original signature pages sent by overnight courier. The date of the Closing is referred to herein as the Closing Date.

      3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Purchaser that the statements in this
Section 3 are true and correct, except as set forth in the SEC Documents (as defined below):

              (a) ORGANIZATION GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to
(i) carry on its business as presently conducted and (ii) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means a material adverse effect on, or a material adverse change in, or a group of such effects on or changes in, the business, operations, financial condition, results of operations, assets or liabilities of the Company and its subsidiaries, taken as a whole.

              (b) CAPITALIZATION. The capitalization of the Company, without listing the Purchased Shares to be issued pursuant to this Agreement, and without giving effect to a three-for-two stock split, effected by a stock dividend payable on July 14, 2003, to holders of record as of June 30, 2003, is as follows:

                  (i) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock.

                  (ii) As of June 30, 2003, the issued and outstanding capital stock of the Company consisted of 7,718,523 shares of Common Stock. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of or are not otherwise subject to any preemptive or other similar rights.

                  (iii) As of June 30, 2003, the Company had (a) 425,450 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Company's 1993 Incentive Stock Option Plan; (b) 870,520 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Company's 2000 Stock Incentive Plan; and 34,992 shares of Common Stock reserved for issuance upon exercise of outstanding warrants.

                  (iv) As of June 30, 2003, the Company had 534,960 shares of Common Stock available for future grant under the Company's 2000 Stock Incentive Plan.

                  (v) As of June 30, 2003, the Company had 232,632 shares of Common Stock reserved for future purchase by employees of the Company under the Company's 2001 Employee Stock Purchase Plan (the "ESPP").

      With the exception of the foregoing in this Section 3(b), there are no outstanding subscriptions, options, warrants, convertible or exchangeable securities or other rights granted to or by the Company to purchase shares of Common Stock or other securities of the Company and there are no commitments, plans or arrangements to issue any shares of Common Stock or any security convertible into or exchangeable for Common Stock.

             (c) SUBSIDIARIES. Except as set forth in the Disclosure Letter set forth on EXHIBIT C attached hereto delivered to the purchasers concurrently herewith and except for Comtech AHA Corporation, a Delaware corporation, Comtech Antenna Systems, Inc., a Delaware corporation, Comtech EF Data Corp., a Delaware corporation, Comtech Mobile Datacom Corp., a Delaware corporation, Comtech PST Corp., a New York corporation, Comtech Systems, Inc., a Delaware corporation, and Comtech Vipersat Networks, Inc., a Delaware corporation, the Company does not have any subsidiaries, nor does the Company own any capital stock of, assets comprising the business of, obligations of, or any other interest (including any equity or partnership interest) in, any person or entity.

             (d) DUE AUTHORIZATION. All corporate actions on the part of the Company necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under this Agreement and the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement have been taken, no further consent or authorization of the Company or the Board of Directors or its stockholders is required (including with respect to NASD Marketplace Rule 4350(i)(1)(D)), and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as may be limited by (1) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (2) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

             (e)  VALID ISSUANCE OF STOCK.

                  (i) VALID ISSUANCE. The shares of Common Stock to be issued pursuant to this Agreement will be, upon payment therefor by the Purchasers in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable free from all taxes, liens, claims, encumbrances with respect to the issuance of such shares and will not be subject to any pre-emptive rights or similar rights.

                  (ii) COMPLIANCE WITH SECURITIES LAWS. Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof, the Purchased Shares (assuming no change in applicable law and no unlawful distribution of Purchased Shares by the Purchasers or other parties) will be issued to the Purchasers in compliance with applicable exemptions from (1) the registration and prospectus delivery requirements of the Securities Act and (2) the registration and qualification requirements of all applicable securities laws of the states of the United States.

              (f) GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority or self regulatory agency on the part of the Company is required in connection with the issuance of the Purchased Shares to the Purchasers, or the consummation of the other transactions contemplated by this Agreement, except (i) such filings as have been made prior to the date hereof, (ii) the filing of a notification form with The Nasdaq National Market ("NASDAQ") and (iii) such additional post-Closing filings as may be required to comply with applicable state and federal securities laws and the listing requirements of Nasdaq.

              (g) NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby (including issuance of the Purchased Shares), do not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of the Company, each as amended; (ii) constitute a violation of any provision of any federal, state, local or foreign law, rule, regulation, order or decree applicable to the Company; or (iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any material benefit to which the Company is entitled under, or result in the creation or imposition of any lien, claim or encumbrance on any assets of the Company under, any material contract to which the Company is a party or any material permit, license or similar right relating to the Company or by which the Company may be bound or affected.

              (h) LITIGATION. Except as set forth in the Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation ("ACTION") pending or, to the Company's knowledge, threatened in writing: (i) against the Company, its activities, properties or assets, or any officer, director or employee of the Company in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, the Company, that is reasonably likely to have a Material Adverse Effect on the Company, or (ii) that seeks to prevent, enjoin, alter, challenge or delay the transactions contemplated by this Agreement (including issuance of the Purchased Shares). The Company is not a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. No Action by the Company is currently pending nor does the Company intend to initiate any Action that is reasonably likely to have a Material Adverse Effect on the Company.

              (i) COMPLIANCE WITH LAW AND CHARTER DOCUMENTS. The Company is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws, each as amended. The Company has complied and is currently in compliance with all applicable statutes, laws, rules, regulations and orders of the United States of America and all states thereof, foreign countries and other governmental bodies and agencies having jurisdiction over the Company's business or properties, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect.

              (j) MATERIAL NON-PUBLIC INFORMATION. The Company has not provided to the Purchasers any material non-public information other than information related to the transactions contemplated by this Agreement, all of which information related to the transactions contemplated hereby shall be disclosed by the Company pursuant to Section 9(m) hereof.

              (k) SEC DOCUMENTS.

                  (i) REPORTS. The Company has filed in a timely manner all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder. The Company has made available to the Purchasers prior to the date hereof copies of its Annual Report on Form 10-K for the fiscal year ended July 31, 2002 (the "FORM 10-K"), its quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2003 (the "FORM 10-Q"), its Proxy Statement for its 2002 Annual Meeting of Stockholders (the "PROXY STATEMENT"), and any Current Report on Form 8-K for events occurring since July 31, 2002 ("FORM 8-KS" filed by the Company with the SEC (the Form 10-K, the Form 10-Q, the Proxy Statement and the Form 8-Ks are collectively referred to herein as the "SEC DOCUMENTS"). Each of the SEC Documents, as of the respective date thereof, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each SEC Document, as it may have been subsequently amended by filings made by the Company with the SEC prior to the date hereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document.

                  (ii) FINANCIAL STATEMENTS. The financial statements of the Company in the SEC Documents present fairly, in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied, the financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments.

              (l) ABSENCE OF CERTAIN CHANGES SINCE BALANCE SHEET DATE. Since April 30, 2003, the business and operations of the Company have been conducted in the ordinary course consistent with past practice, and, except as set forth in the Disclosure Letter, there has not been:

                  (i) any declaration, setting aside or payment of any dividend or other distribution of the assets of the Company with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any subsidiary of the Company of any outstanding shares of the Company's capital stock;

                  (ii) any damage, destruction or loss, whether or not covered by insurance, except for such occurrences, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect;

                  (iii) any waiver by the Company of a valuable right or of a material debt owed to it, except for such waivers, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect;

                  (iv) any material change or amendment to, or any waiver of any material right under a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

                  (v) any change by the Company in its accounting principles, methods or practices or in the manner in which it keeps its accounting books and records, except any such change required by a change in GAAP or by the SEC; or

                  (vi) any other event or condition of any character, except for such events and conditions that have not resulted, and are not expected to result, either individually or collectively, in a Material Adverse Effect.

              (m) INTELLECTUAL PROPERTY. The Company owns or possesses adequate rights to use all patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, copyrights or other information (collectively, "INTELLECTUAL PROPERTY"), which are necessary to conduct its businesses as currently conducted, except where the failure to currently own or possess would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. The Company has not received any written notice of, and has no actual knowledge of, any infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, and to the Company's knowledge, none of the material patent rights owned or licensed by the Company are unenforceable or invalid.

              (n) REGISTRATION RIGHTS. Except as provided in Section 5 herein, and except as set forth in the Disclosure Letter, effective upon the Closing, the Company is not currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the SEC or registered or qualified with any other governmental authority.

             (o) TITLE TO PROPERTY AND ASSETS. The properties and assets of the Company are owned by the Company free and clear of all mortgages, deeds of trust, liens, charges, encumbrances and security interests except for (i) statutory liens for the payment of current taxes that are not yet delinquent, and (ii) liens, encumbrances and security interests that arise in the ordinary course of business and do not in any material respect affect the properties and assets of the Company. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects.

              (p) TAXES. The Company has filed or has valid extensions of the time to file all necessary federal, state, and foreign income and franchise tax returns due prior to the date hereof and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of any material tax deficiency which has been or might be asserted or threatened against it.

              (q) INSURANCE. The Company maintains insurance of the types and in the amounts that the Company reasonably believes is prudent and adequate for its business, all of which insurance is in full force and effect.

              (r) LABOR RELATIONS. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

              (s) INTERNAL ACCOUNTING CONTROLS. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability,
(iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

              (t) TRANSACTIONS WITH OFFICERS AND DIRECTORS. Except as set forth in the SEC Documents, none of the officers or directors of the Company is a party to any transaction with the Company or any Subsidiary that would be required to be disclosed pursuant to Item 404(a), (b) or (c) of Regulation S-K of the SEC.

              (u) GENERAL SOLICITATION. Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Purchased Shares.

              (v) REGISTRATION STATEMENT MATTERS. The Company meets the eligibility requirements for use of a Form S-3 Registration Statement for the resale of the Purchased Shares by the Purchasers. Assuming the completion and timely delivery of the Registration Statement Questionnaire by each Purchaser to the Company, the Company is not aware of any facts or circumstances that would prohibit or delay the preparation and filing of a registration statement with respect to the Purchased Shares.

              (w) NO INTEGRATED OFFERING. Neither the Company, nor any Affiliate (as hereafter defined) of the Company, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Purchased Shares to be integrated with prior offerings by the Company for purposes of the Securities Act, any applicable state securities laws or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any national securities exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company take any action or steps that would cause the offering of the Purchased Shares to be integrated with other offerings.

              (x) NASDAQ LISTING MATTERS. The Common Stock of the Company is registered and listed on Nasdaq under the ticker symbol "CMTL." The Company has not received any notice that it is not in compliance with the listing or maintenance requirements of Nasdaq. The issuance and sale of the Purchased Shares under this Agreement does not contravene the rules and regulations of Nasdaq.

              (y) DISCLOSURE. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company's representations and warranties set forth in this Agreement) were true and correct in all material respects when made and did not, when made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASERS. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, and agrees that:

              (a) ORGANIZATION GOOD STANDING AND QUALIFICATION. The Purchaser has all corporate, membership or partnership power and authority required to enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby.

              (b) AUTHORIZATION. The execution of this Agreement has been duly authorized by all necessary corporate, membership or partnership action on the part of the Purchaser. This Agreement constitutes the Purchaser's legal, valid and binding obligation, enforceable in accordance with its terms, except (i) as may be limited by (1) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (2) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

              (c) LITIGATION. There is no Action pending to which such Purchaser is a party that is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

              (d) PURCHASE FOR OWN ACCOUNT. The Purchased Shares are being acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, without prejudice, however, to such Purchaser's right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws and as otherwise contemplated by this Agreement. The Purchaser also represents that it has not been formed for the specific purpose of acquiring the Purchased Shares.

              (e) INVESTMENT EXPERIENCE. The Purchaser understands that the purchase of the Purchased Shares involves substantial risk. The Purchaser has experience as an investor in securities of companies and acknowledges that it can bear the economic risk of its investment in the Purchased Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Shares and protecting its own interests in connection with this investment.

              (f) ACCREDITED PURCHASER STATUS. The Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act and a "qualified institutional buyer" within the meaning of Rule 144A promulgated under the Securities Act ("Rule 144A").

              (g) RELIANCE UPON PURCHASER'S REPRESENTATIONS. The Purchaser understands that the issuance and sale of the Purchased Shares to it will not be registered under the Securities Act on the ground that such issuance and sale will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is based on each Purchaser's representations set forth herein.

              (h) RECEIPT OF INFORMATION. The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance and sale of the Purchased Shares and the business, properties, prospects and financial condition of the Company and to obtain any additional information requested and has received and considered all information it deems relevant to make an informed decision to purchase the Purchased Shares. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser's right to rely on the truth, accuracy and completeness of such information and the Company's representations and warranties contained in this Agreement.

              (i) RESTRICTED SECURITIES. The Purchaser understands that the Purchased Shares have not been registered under the Securities Act and will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Purchased Shares unless (i) pursuant to an effective registration statement under the Securities Act, (ii) such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a sale, assignment or transfer of the Securities may be made without registration under the Securities Act and the transferee agrees to be bound by the terms and conditions of this Agreement, or (iii) such holder provides the Company with evidence of compliance with Rule 144 promulgated under the Securities Act ("Rule 144"), including reasonable assurances (in the form of seller and broker representation letters) that the Securities can be sold pursuant to Rule 144, or
(iv) pursuant to Rule 144(k) following the applicable holding period. Notwithstanding anything to the contrary contained in this Agreement, including but not limited to in Section 5(c)(i) below, the Purchaser may transfer (without restriction and without the need for an opinion of counsel) the Purchased Shares to its Affiliates provided that each such Affiliate is an "accredited investor" under Regulation D, a "qualified institutional buyer" under Rule 144A, and such Affiliate agrees to be bound by the terms and conditions of this Agreement.

              (j) LEGENDS. The Purchaser agrees that the certificates for the Purchased Shares shall bear the following legend:

           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR WITH ANY STATE SECURITIES COMMISSION, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER IN THE ABSENCE

           OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS AND RULES, OR, UNLESS, IMMEDIATELY PRIOR TO THE TIME SET FOR TRANSFER, SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE STATE LAWS AND RULES."

      In addition, the Purchaser agrees that the Company may place stop transfer orders with its transfer agents with respect to such certificates in order to implement the restrictions on transfer set forth in this Agreement. The appropriate portion of the legend and the stop transfer orders will be removed promptly upon delivery to the Company of such satisfactory evidence as reasonably may be required by the Company that such legend or stop orders are not required to ensure compliance with the Securities Act.

              (k) QUESTIONNAIRES. The Purchaser has completed or caused to be completed the Stock Certificate Questionnaire and the Registration Statement Questionnaire, attached to this Agreement as Appendices I and II, for use in preparation of the Registration Statement (as defined in Section 5(a)(ii) below), and the answers to such Questionnaires are true and correct as of the date of this Agreement.

              (l) RESTRICTIONS ON SHORT SALES. The Purchaser represents and warrants that, during the period beginning on the date on which C.E. Unterberg, Towbin, a financial advisor to the Company, first contacted such Purchaser regarding a transaction contemplated by this Agreement (and involving the Company) and ending on the Closing Date, neither it nor any Affiliate (as defined below) of such Purchaser has engaged in any "short sales" (as such term is defined in Rule 3b-3 promulgated under the Exchange Act) of the Company's Common Stock. The representations and warranties in this Section 4(l) shall not apply to any Affiliate of the Purchaser to the extent that such Affiliate is acting in the capacity of a broker-dealer executing unsolicited third party transactions.

      For the purposes of this Agreement, an "Affiliate" of any specified Purchaser means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Purchaser. For the purposes of this definition, "control" means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      5.  FORM D FILING; REGISTRATION; COMPLIANCE WITH THE SECURITIES ACT.

              (a) FORM D FILING; REGISTRATION OF PURCHASED SHARES. The Company hereby agrees that it shall:

                  (i) file in a timely manner a Form D relating to the sale of the Purchased Shares under this Agreement, pursuant to Regulation D promulgated under the Securities Act;

                  (ii) prepare and file with the SEC as soon as practicable and in no event later than thirty (30) days following the Closing, a registration statement on Form S-3 (the "REGISTRATION STATEMENT"), to enable the resale of the Purchased Shares (collectively, the "REGISTRABLE SHARES", including any shares of Common Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Purchased Shares) by the Purchasers from time to time on Nasdaq and use all commercially reasonable efforts to cause such Registration Statement to be declared effective as promptly as possible after filing, but in any event, within one hundred twenty
(120) days after the Closing Date and to remain continuously effective until the earlier of (1) the second anniversary of the effective date of the Registration Statement, (2) the date on which all Registrable Shares purchased by the Purchasers pursuant to this Agreement have been sold thereunder or (3) the date on which the Registrable Shares can be sold by non-affiliates of the Company pursuant to Rule 144(k) promulgated under the Securities Act (the "REGISTRATION PERIOD"). In the event that the Company does not meet the requirements for the use of Form S-3, the Company shall use such other form as is available for such a registration, and shall convert such other form to Form S-3, or file a replacement registration statement on Form S-3, promptly after the first date on which it meets such requirements;

                  (iii) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective at all times until the end of the Registration Period;

                  (iv) furnish to the Purchasers with respect to the Registrable Shares registered under the Registration Statement such reasonable number of copies of any prospectus in conformity with the requirements of the Securities Act and such other documents as the Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Purchasers;

                  (v) use its commercially reasonable efforts to file documents required of the Company for normal blue sky clearance in states specified in writing by the Purchasers; PROVIDED, HOWEVER, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

                  (vi) take all such action as is required of it to cause the Registrable Shares to be listed on Nasdaq on the Closing Date.;

                  (vii) promptly notify the Purchasers in writing when the Registration Statement has been declared effective;

                  (viii) promptly notify the Purchasers in writing of the existence of any fact or the happening of any event, during the Registration Period (but not as to the substance of any such fact or event), that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading (PROVIDED, HOWEVER, that no notice by the Company shall be required pursuant to this subsection (viii) in the event that the Company either contemporaneously files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which, in either case, contains the requisite information with respect to such material event that results in such Registration Statement no longer containing any such untrue or misleading statements);

                  (ix) furnish to each Purchaser upon written request, from the date of this Agreement until the end of the Registration Period, one copy of its periodic reports filed with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder;

                  (x) bear all expenses in connection with the procedures described in paragraphs (i) through (ix) of this Section 5(a) and the registration of the Registrable Shares pursuant to the Registration Statement other than fees and expenses, if any, of legal counsel or other advisers to the Purchasers or underwriting discounts, brokerage fees and commissions incurred by the Purchasers, if any.

      It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5(a) with respect to Registrable Shares held by a Purchaser that such Purchaser shall timely furnish to the Company a completed Registration Statement Questionnaire on or before the Closing Date and such other written information regarding itself, the Registrable Shares to be sold by such Purchaser, and the intended method of disposition of the Registrable Shares as shall be required to effect the registration of the Registrable Shares. The Purchasers shall update such information as and when necessary by written notice to the Company.

              (b) LIQUIDATED DAMAGES.

                  (i) DELAY IN EFFECTIVENESS OF REGISTRATION STATEMENT. In the event that the Registration Statement is not declared effective by the date that is ninety (90) days following the Closing Date or, in the event of a review of the Registration Statement by the SEC, one hundred twenty (120) days following the Closing Date, the Company shall pay to each Purchaser liquidated damages (in addition to the rights and remedies available to each

Purchaser under applicable law and this Agreement), in an amount equal to one percent (1%) of the total purchase price of the Purchased Shares purchased by such Purchaser pursuant to this Agreement payable in cash.

                  (ii) LAPSE IN EFFECTIVENESS OF REGISTRATION STATEMENT. In the event that the Registration Statement is filed and declared effective but, during the Registration Period, shall thereafter cease to be effective or useable or the prospectus included in the Registration Statement (the "PROSPECTUS", as amended or supplemented by any prospectus supplement and by all other amendments thereto and all material incorporated by reference in such Prospectus) ceases to be usable, in either case, in connection with resales of Registrable Shares, without such lapse being cured within ten (10) business days (the "CURE PERIOD") by a post-effective amendment to the Registration Statement, a supplement to the Prospectus or a report filed with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that cures such lapse, then the Company shall pay to each Purchaser, liquidated damages (in addition to the rights and remedies available to each Purchaser under applicable law and this Agreement), for the period from and including the first day following the expiration of the Cure Period until, but excluding, the earlier of (1) the date on which such failure is cured and (2) the date on which the Registration Period expires, at a rate equal to two percent (2%) per annum (pro rata on a 360 day basis) of the total purchase price of the Purchased Shares purchased by such Purchaser pursuant to this Agreement. Such liquidated damages shall be payable monthly in cash.

          (c) TRANSFER OF REGISTRABLE SHARES AFTER REGISTRATION; SUSPENSION.

                  (i) The Purchasers agree that they will not offer to sell or make any sale, assignment, pledge, hypothecation or other transfer with respect to the Registrable Shares that would constitute a sale within the meaning of the Securities Act except pursuant to either (1) the Registration Statement, (2) Rule 144 of the Securities Act or (3) any other exemption from registration under the Securities Act, and that they will promptly notify the Company of any changes in the information set forth in the Registration Statement after it is prepared regarding the Purchaser or its plan of distribution to the extent required by applicable law.

                  (ii) In addition to any suspension rights under paragraph
(iii) below, the Company, upon the happening of any pending corporate development, public filing with the SEC or similar event, that, in the judgment of Company's Board of Directors, renders it advisable to suspend use of the prospectus, may, for no more than thirty (30) days in the aggregate, suspend use of the prospectus, on written notice to each Purchaser (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended period of suspension, if known), in which case each Purchaser shall discontinue disposition of Registrable Shares covered by the Registration Statement or prospectus until copies of a supplemented or amended prospectus are distributed to the Purchasers or until the Purchasers are advised in writing by the Company that sales of Registrable Shares under the applicable prospectus may be resumed and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. The suspension and notice thereof described in this Section 5(c)(ii) shall be held in strictest confidence and shall not be disclosed by the Purchasers. The Company may not utilize the suspension described in this Section 5(c)(ii) more than two (2) times in the aggregate.

                  (iii) Subject to paragraph (iv) below, in the event of:
(1) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related prospectus or for additional information, (2) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose,
(3) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (4) any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Company shall deliver a certificate in writing to the Purchasers (the "SUSPENSION NOTICE") to the effect of the foregoing (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended period of suspension, if known), and, upon receipt of such Suspension Notice, the Purchasers will discontinue disposition of Registrable Shares covered by to the Registration Statement or prospectus (a "SUSPENSION") until the Purchasers' receipt of copies of a supplemented or amended prospectus prepared and filed by the Company, or until the Purchasers are advised in writing by the Company that the current prospectus may be used, and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. In the event of any Suspension, the Company will use its commercially reasonable efforts to cause the use of the prospectus so suspended to be resumed as soon as possible after delivery of a Suspension Notice to the Purchasers. The Suspension and Suspension Notice described in this Section 5(c)(iii) shall be held in strictest confidence and shall not be disclosed by the Purchasers.

                  (iv) Provided that a Suspension is not then in effect, the Purchasers may sell Registrable Shares under the Registration Statement, provided that the selling Purchaser arranges for delivery of a current prospectus to the transferee of such Registrable Shares to the extent such delivery is required by applicable law.

                  (v) In the event of a sale of Registrable Shares by a Purchaser, such Purchaser must also deliver to the Company's transfer agent, with a copy to the Company, a certificate of subsequent sale reasonably satisfactory to the Company, so that ownership of the Registrable Shares may be properly transferred. The Company will cooperate to facilitate the timely preparation and delivery of certificates (unless otherwise required by applicable law) representing Registrable Shares sold.

          (d) INDEMNIFICATION. For the purpose of this Section 5(d), the term "Registration Statement" shall include any preliminary or final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 5(a).

                  (i) INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless each of the Purchasers and each person, if any, who controls any Purchaser within the meaning of the Securities Act, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities or expenses, joint or several, to which such Purchasers or such controlling person may become subject, under the Securities Act, the Exchange Act or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them, in light of the circumstances under which they were made, not misleading, and will reimburse each Purchaser and each such controlling person for any reasonable legal and other expenses as such reasonable expenses are incurred by such Purchaser or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability, expense or action arises out of or is based upon (1) an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or any amendment to or supplement of the Registration Statement or Prospectus made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Purchaser expressly for use in the Registration Statement or the Prospectus, (2) the failure of such Purchaser to comply with the covenants and agreements contained in this Agreement respecting resale of the Purchased Shares, or (3) any untrue statement or omission of a material fact required to make such statement not misleading in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Purchaser before the pertinent sale or sales by the Purchaser.

                  (ii) INDEMNIFICATION BY THE PURCHASER. Each Purchaser will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses to which the Company, its directors, its officers who signed the

Registration Statement and any controlling persons may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Purchaser, which consent shall not be unreasonably withheld) insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement to the Registration Statement or Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Purchaser expressly for use therein, and the Purchaser will reimburse the Company, each of its directors, each of its officers who signed the Registration Statement, and any controlling persons for any reasonable legal and other expense incurred by the Company, its directors, its officers who signed the Registration Statement, and any controlling persons, in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; PROVIDED, however, that the Purchaser shall not be liable for any such untrue or alleged untrue statement or omission or alleged omission with respect to which the Purchaser has delivered to the Company in writing a correction before the occurrence of the event from which such loss was incurred. Notwithstanding the provisions of this Section 5(d), the Purchaser shall not be liable for any indemnification obligation under this Agreement in excess of the aggregate amount of net proceeds received by the Purchaser from the sale of the Registrable Shares pursuant to the Registration Statement.

                  (iii) INDEMNIFICATION PROCEDURE.

                      (1) Promptly after receipt by an indemnified party under this Section 5(d) of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 5(d), promptly notify the indemnifying party in writing of the claim; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Section 5(d) or otherwise, to the extent it is not prejudiced as a result of such failure.

                      (2) In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; PROVIDED, HOWEVER, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 5(d) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless:

                          a) the indemnified party shall have employed such
counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by such indemnifying party, representing all of the indemnified parties who are parties to such action); or

                          b) the indemnifying party shall not have employed
counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action against the indemnified party, in each of which cases the reasonable fees and expenses of counsel for the indemnified party shall be at the expense of the indemnifying party.

                  (iv) CONTRIBUTION. If the indemnification provided for in this
Section 5(d) is required by its terms but is for any reason held to be unavailable to, or is otherwise insufficient to hold harmless, an indemnified party under this Section 5(d) with respect to any losses, claims, damages, liabilities or expenses referred to in this Agreement, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to in this Agreement:

                      (1) in such proportion as is appropriate to reflect the relative faults of the Company and the Purchaser in connection with the statements or omissions or inaccuracies in the representations and warranties in this Agreement that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations, or

                      (2) if the allocation provided by clause (1) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative faults referred to in clause (1) above but the relative benefits received by the Company and the Purchaser from the placement of Common Stock.

      The respective relative benefits received by the Company on the one hand and each Purchaser on the other shall be deemed to be in the same proportion as the amount to which the consideration paid by such Purchaser to the Company pursuant to this Agreement for the Purchased Shares purchased by such Purchaser that were sold pursuant to the Registration Statement bears to the difference (the "DIFFERENCE") between the amount such Purchaser paid for the Purchased Shares that were sold pursuant to the Registration Statement and the amount received by such Purchaser from such sale. The relative fault of the Company and each Purchaser shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact or the inaccurate or the alleged inaccurate material fact relates to information supplied by the Company or by such Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 5(d)(iii), any reasonable legal or other fees or expenses incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in
Section 5(d)(iii) with respect to the notice of the threat or commencement of any threat or action shall apply if a claim for contribution is to be made under this Section 5(d)(iv); PROVIDED, HOWEVER, that no additional notice shall be required with respect to any threat or action for which notice has been given under Section 5(d)(iii) for purposes of indemnification. The Company and each Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 5(d)(iv) were determined solely by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Section 5(d)(iv), no Purchaser shall be required to contribute any amount in excess of the amount by which the Difference exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. The Purchasers' obligations to contribute pursuant to this Section 5(d)(iv) are several and not joint.

              (e) RULE 144 INFORMATION. For two years after the date of this Agreement, the Company shall file in a timely manner all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and shall take such further action to the extent required to enable the Purchasers to sell the Purchased Shares pursuant to Rule 144 under the Securities Act (as such rule may be amended from time to time).

      6. ADVISORY FEE. The Purchasers acknowledge that the Company intends to pay to C.E. Unterberg, Towbin, a financial advisor, and one or more other firms, as financial advisors, a fee in respect of the sale of the Purchased Shares. Each of the parties to this Agreement hereby represents that, on the basis of any actions and agreements by it, there are no other brokers or finders entitled to compensation in connection with the sale of the Purchased Shares to the Purchasers. The Company shall indemnify and hold harmless the Purchasers from and against all fees, commissions or other payments owing by the Company to C.E. Unterberg, Towbin or any other person or firm acting on behalf of the Company hereunder.

      7. CONDITIONS TO THE PURCHASER'S OBLIGATIONS AT CLOSING. The obligations of the Purchasers under Section 1(b) of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the date hereof and on and as of the date of the Closing with the same effect as though such representations and warranties had been made as of the Closing.

              (b) PERFORMANCE. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein; PROVIDED, HOWEVER, that the Company may furnish to each Purchaser a facsimile copy of the stock certificate representing the Purchased Shares, with the original stock certificate held in trust by counsel for the Company until delivery thereof on the next business day.

              (c) COMPLIANCE CERTIFICATE. The Company will have delivered to the Purchasers a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Sections 7(a) and 7(b) hereof have been fulfilled.

              (d) AGREEMENT. The Company shall have executed and delivered to the Purchasers this Agreement.

              (e) SECURITIES EXEMPTIONS. The offer and sale of the Purchased Shares to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

              (f) NO SUSPENSION OF TRADING OR LISTING OF COMMON STOCK. The Common Stock of the Company (i) shall be designated for quotation or listed on Nasdaq and (ii) shall not have been suspended from trading on Nasdaq.

              (g) GOOD STANDING CERTIFICATES. The Company shall have delivered to the Purchasers a certificate of the Secretary of State of the State of Delaware, dated as of a date within five days of the date of the Closing, with respect to the good standing of the Company.

              (h) SECRETARY'S CERTIFICATE. The Company shall have delivered to the Purchasers a certificate of the Company executed by the Company's Secretary attaching and certifying to the truth and correctness of (1) the Company's Certificate of Incorporation, (2) the Company's Bylaws and (3) the resolutions adopted by the Company's Board of Directors in connection with the transactions contemplated by this Agreement.

              (i) OPINION OF COMPANY COUNSEL. The Purchasers will have received an opinion on behalf of the Company, dated as of the date of the Closing, from Proskauer Rose LLP, counsel to the Company, in the form attached as EXHIBIT B.

              (j) NO STATUTE OR RULE CHALLENGING TRANSACTION. No statute, rule, regulation, executive order, decree, ruling, injunction, action, proceeding or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization or the staff of any of the foregoing, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.

              (k) PURCHASED SHARES REQUIREMENTS. There shall not be more than 2,100,000 Purchased Shares nor fewer than 1,500,000 Purchased Shares.

              (l) OTHER ACTIONS. The Company shall have executed such certificates, agreements, instruments and other documents, and taken such other actions as shall be customary or reasonably requested by the Purchasers in connection with the transactions contemplated hereby.

      8. CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to the Purchasers under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Purchasers contained in Section 4 shall be true and correct in all material respects on and as of the date hereof and on and as of the date of the Closing with the same effect as though such representations and warranties had been made as of the Closing.

              (b) PERFORMANCE. The Purchasers shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

              (c) AGREEMENT. The Purchasers shall have executed and delivered to the Company this Agreement (and Appendix II hereto).

              (d) SECURITIES EXEMPTIONS. The offer and sale of the Purchased Shares to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

              (e) PAYMENT OF PURCHASE PRICE. The Purchasers shall have delivered to the Company by wire transfer of immediately available funds, full payment of the purchase price for the purchased shares as specified in Section 1(b).

              (f) OTHER ACTIONS. The Purchasers shall have executed such certificates, agreements, instruments and other documents, and taken such other actions as shall be customary or reasonably requested by the Company in connection with the transactions contemplated hereby.

              (g) NO STATUTE OR RULE CHALLENGING TRANSACTION. No statute, rule, regulation, executive order, decree, ruling, injunction, action, proceeding or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization or the staff of any of the foregoing, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.

      9.  MISCELLANEOUS.

              (a) SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign its rights under this Agreement to any person to whom the Purchaser assigns or transfers any Purchased Shares, provided that such transferee agrees in writing to be bound by the terms and provisions of this Agreement, and such transfer is in compliance with the terms and provisions of this Agreement and permitted by federal and state securities laws.

              (b) GOVERNING LAW. This Agreement will be governed by and construed under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws. EACH PARTY HEREBY

IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

              (c) SURVIVAL. The representations and warranties of the Company and the Purchasers contained in Sections 3 and 4 of this Agreement shall survive until the first (1st) anniversary of the Closing Date.

              (d) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

              (e) HEADINGS. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by reference.

              (f) NOTICES. Any notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered (i) personally by hand or by courier, (ii) mailed by United States first-class mail, postage prepaid or (iii) sent by facsimile directed (A) if to the Purchaser, at the Purchaser's address or facsimile number set forth on EXHIBIT A to this Agreement, or at such address or facsimile number as the Purchaser may designate by giving at least ten (10) days' advance written notice to the Company or (b) if to the Company, to its address or facsimile number set forth below, or at such other address or facsimile number as the Company may designate by giving at least ten (10) days' advance written notice to the Purchaser. All such notices and other communications shall be deemed given upon (i) receipt or refusal of receipt, if delivered personally, (ii) three days after being placed in the mail, if mailed, or (iii) confirmation of facsimile transfer, if faxed.

      The address of the Company for the purpose of this Section 9(f) is as follows:

              Comtech Telecommunications Corp.
              105 Baylis Road
              Melville, New York 11747
              (631) 777-8900
              (631) 777-8877/fax
              Attention:  Robert G. Rouse

      with a copy to:

              Proskauer Rose LLP
              1585 Broadway
              New York, New York  10036
              (212) 969-3000
              (212) 969-2900/fax
              Attention:  Robert A. Cantone

              (g) AMENDMENTS AND WAIVERS. This Agreement may be amended only with the written consent of the Company and each Purchaser. The Company and any Purchaser, for itself, may waive the performance of any provision of this Agreement only in writing. Any amendment effected in accordance with this
Section 9(g) will be binding upon the Purchasers, the Company and their respective successors and assigns.

              (h) SEVERABILITY. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

              (i) ENTIRE AGREEMENT. This Agreement, together with all exhibits and schedules hereto and thereto constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

              (j) FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Company or the Purchasers, the Company and the Purchasers will execute and deliver such instruments, documents or other writings, and take such other actions, as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

              (k) MEANING OF INCLUDE AND INCLUDING. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

              (l) FEES, COSTS AND EXPENSES. Except as otherwise provided for in this Agreement, all fees, costs and expenses (including attorneys' fees and expenses) incurred by any party hereto in connection with the preparation, negotiation and execution of this Agreement and the exhibits and schedules hereto and the consummation of the transactions contemplated hereby and thereby (including the costs associated with any filings with, or compliance with any of the requirements of, any governmental authorities), shall be the sole and exclusive responsibility of such party. Notwithstanding the foregoing, in the event of a Closing, the Company shall reimburse the Purchasers for their reasonable out-of-pocket costs and expenses in an amount not to exceed $10,000.00.

              (m) 8-K FILING AND PUBLICITY. On the Closing Date, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement and attaching this Agreement and the press release referred to below as exhibits to such filing (the "8-K FILING" including all attachments). Neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure (including a press release (concerning the offering of the Purchased Shares) pursuant to Rule 135(c) under the Securities Act) with respect to such transactions (i) in substantial conformity with the 8-K Filing and (ii) as is required by applicable law, regulations, and Nasdaq rules; and, provided further, that no such release may identify a Purchaser unless such Purchaser has consented thereto in writing, or as required by law.

              (n) STOCK SPLITS, DIVIDENDS AND OTHER SIMILAR EVENTS. The provisions of this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend, reorganization or other similar event that may occur with respect to the Company after the date hereof.

              (o) REMEDIES. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Purchaser and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

                                      * * *

      IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement as of the date and year first above written.

                                    COMTECH TELECOMMUNICATIONS   CORP.

                                    By:
                                       --------------------------------
                                    Name:
                                         ------------------------------
                                    Title:
                                           ----------------------------


                      [PURCHASER SIGNATURE PAGES TO FOLLOW]

                                SIGNATURE PAGE TO
                         COMMON STOCK PURCHASE AGREEMENT
                          DATED AS OF JULY 15, 2003
                                  BY AND AMONG
                       COMTECH TELECOMMUNICATIONS CORP.
                        AND EACH PURCHASER NAMED THEREIN


      The undersigned hereby executes and delivers to Comtech Telecommunications Corp., the Common Stock Purchase Agreement (the "Agreement") to which this Signature Page is attached effective as of the date of the Agreement, which Agreement and Signature Page, together with all counterparts of such Agreement and signature pages of the other Purchasers named in such Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.

                                    Number of Shares:
                                                      ----------------

                                    [PURCHASER]
                                    Signature:
                                              ------------------------
                                    Name:
                                         -----------------------------
                                    Title:
                                          ----------------------------
                                    Address:
                                            --------------------------

                                            --------------------------

                                            --------------------------



                                    Tax ID Number:
                                                  --------------------

                                                                       EXHIBIT 5


                          CONSENT OF PROSKAUER ROSE LLP



July 25, 2003

Board of Directors of
Comtech Telecommunications Corp.
105 Baylis Road
Melville, New York 11747

Gentlemen:

You have requested our opinion in connection with the filing by Comtech Telecommunications Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to 2,100,000 shares of common stock, par value $.10 per share, of the Company (the "Shares").

We have participated in the preparation of the Registration Statement, and have examined such records, documents and other instruments as we have deemed relevant, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion. We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares (to the extent issued and sold by the Company as described in the Registration Statement) have been duly authorized and, when issued and delivered as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/  PROSKAUER ROSE LLP
-----------------------
Proskauer Rose LLP

                                                                   EXHIBIT 23(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders
Comtech Telecommunications Corp.:




We consent to the use of our report dated October 15, 2002 with respect to the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2002, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.


                                    /s/ KPMG LLP
                                    ---------------------------
                                    KPMG LLP



Melville, New York

July 24, 2003